Exhibit 23.9

CONSENT OF PETRIE PARKMAN & CO., INC.

We hereby consent to the use of the opinion letter of Petrie Parkman & Co., Inc. (“Petrie Parkman”) dated April 20, 2006 to the Board of Directors of Petrohawk Energy Corporation (“Petrohawk”), which is included as Annex B to the Proxy Statement/Prospectus that forms a part of the Registration Statement on Form S-4 of Petrohawk relating to the proposed merger of KCS Energy, Inc. with and into Petrohawk, and to references to Petrie Parkman and such opinion letter in such Proxy Statement/Prospectus under the headings “Summary—Matters to Be Considered in Deciding How to Vote,” “The Merger—Background of the Merger,” “—Petrohawk’s Reasons for the Merger; Recommendation of the Stock Issuance in the Merger by the Petrohawk Board of Directors,” and “ —Opinion of Petrie Parkman to the Petrohawk Board of Directors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Securities Act”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of this Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any amendments to this Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

PETRIE PARKMAN & CO., INC.

By:	/s/ Mark L. Carmain
Mark L. Carmain, Shareholder

Houston, Texas

May 16, 2006